SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 2 TO
                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934


                            COMSTOCK RESOURCES, INC.
                 --------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.50 Par Value
                 --------------------------------------------------------------

                         (Title of Class of Securities)


                                                      205768203
                                 (CUSIP NUMBER)

                           CAMBRIDGE INVESTMENTS, LTD.
                              600 Montgomery Street
                                   43rd Floor
                         San Francisco, California 94111
                            Tel. No.: (415) 781-0866
                 --------------------------------------------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               - with copies to -

                           Michael G. Tannenbaum, Esq.
              Newman Tannenbaum Helpern Syracuse & Hirschtritt LLP
                          900 Third Avenue - 13th Floor
                            New York, New York 10022
                                 (212) 508-6700


                 --------------------------------------------------------------
                                November 14, 1997
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d- 1(b)(3) or (4) check the following box [ ]

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                               Page 1 of 8 Pages

---------------------                      ------------------------------------
CUSIP No. 205768203              13D
---------------------                      ------------------------------------
      1         NAME OF REPORTING PERSONS
                S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Cambridge Investments, Ltd.
-------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) |_|
                                                                     (b) |_|
-------------------------------------------------------------------------------
      3         SEC USE ONLY
-------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                00
-------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) or 2(e)                            |_|
-------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S.A.
-------------------------------------------------------------------------------
   NUMBER OF               7       SOLE VOTING POWER
    SHARES
   BENEFICIALLY                    183,216 shares of Common Stock (See Item 5.)
    OWNED BY
     EACH
     REPORTING
   PERSON WITH
-------------------------------------------------------------------------------
       8       SHARED VOTING POWER

               0
-------------------------------------------------------------------------------
       9       SOLE DISPOSITIVE POWER

               183,216   shares   of  Common Stock (See Item 5.)
-------------------------------------------------------------------------------
      10      SHARED DISPOSITIVE POWER

              0
-------------------------------------------------------------------------------

     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                183,216 shares of Common Stock (See Item 5.)
-------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*                                                    |_|

-------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                .75% of Common Stock  (See Item 5)
-------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*
                IA
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                               Page 2 of 8 Pages

                                                AMENDMENT NO. 2 TO
                                                   SCHEDULE 13D

                  This Amendment No. 2 to Schedule 13D is being filed on behalf of Cambridge Investments, Ltd., a California corporation ("Cambridge" or "CIL"), registered as an investment advisor in the State of California, regarding shares of Comstock Resources, Inc. acquired on behalf of certain of its clients.

Item 1.           Security and Issuer

                  Securities acquired:  Common Stock, $0.50 par value

                  Issuer: Comstock Resources, Inc. (the "Issuer") 5005 LBJ Freeway - Suite 1000
                                Dallas, TX  75244
                                (214) 701-2000

Item 2.           Identity and Background

                  There is no change in this section.

Item 3.           Source and Amount of Funds

                  Cambridge, through Cambridge Energy, L.P. ("CELP"), Cambridge Energy Fund International Ltd. ("CEF") Cambridge Oil & Gas, L.P. ("COG"), Cambridge Oil & Gas International, Ltd. ("COG Int'l") and Quantum Partners, LDC "QUE") (collectively, the "Funds"), has invested approximately $1,571,599.82 in Common Stock of the Issuer as described in Item 5 below. CELP, CEF, COG, COG Int'l., and QUE have invested approximately $491,239.96, $268.63, $596,514.20, $210,179.18, and $273,397.85 respectively. The source of these funds was the respective working capital of each of the Funds.

Item 4.           Purpose of the Transaction

                  There is no change in this section.


Item 5.           Interest in Securities of the Issuer

                  As of December 12, 1997, Cambridge is the beneficial owner of 183,216 shares of Common Stock, or .75% shares of the shares outstanding. Of the 183,216 shares of Common Stock described above, (i) 94,000 are deemed beneficially owned by Cambridge in its capacity as investment advisor for the institutional account of CELP; (ii) 66 are deemed beneficially owned by Cambridge in its capacity as investment advisor for the institutional account of CEF; (iii) 45,800 are deemed beneficially owned by Cambridge in its capacity as investment advisor for the institutional account of COG; (iv) 18,450 are deemed beneficially

                                               Page 3 of 8 Pages
owned by Cambridge in its capacity as investment advisor for the institutional account of COG Int'l.; (v) 24,900 are deemed beneficially owned by Cambridge in its capacity as investment advisor for the institutional account of QUE.

                  The number of shares beneficially owned by Cambridge, and the percentage of outstanding shares represented thereby, have been computed in accordance with Rule 13d-3 under the Act. The percentage of ownership of Cambridge on December 12, 1997 is based on 24,204,785 outstanding shares of Common Stock as reported in the Issuer's Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on November 10, 1997.

                  (b) Cambridge has the sole power to vote and dispose of the shares of Common Stock held for the institutional accounts of CELP, CEF, COG, COG Int'l., and QUE, respectively.

                  (c) The transactions in the Issuer's securities by Cambridge since the last filing are listed as Annex A attached hereto and made apart hereof.

                  (d) The Funds have the right to participate in the receipt of dividends from, or proceeds from the sale of, securities held on behalf of such funds.

                  (e)    Not Applicable.


Item 6.           Contracts, Arrangement, Understandings or Relationships with
                  Respect to
                  Securities of the Issuer

                  There is no change in this section.


Item 7.           Material to be Filed as Exhibits

                  There is no change in this section.

                                               Page 4 of 8 Pages


-----------------------------------------------------------------------------------------
                                          CRK
-----------------------------------------------------------------------------------------
         DATE      ACCOUNT          TRANS                       SHARES            PRICE
                                    (A/D)                                         ($)
-----------------------------------------------------------------------------------------
         11/05/97  CEF               D                            5550            15.87
-----------------------------------------------------------------------------------------
         11/05/97  CEF               D                           20350            16.02
-----------------------------------------------------------------------------------------
         11/05/97  CELP              D                           19800            16.02
-----------------------------------------------------------------------------------------
         11/05/97  CELP              D                            5400            15.87
-----------------------------------------------------------------------------------------
         11/05/97  COG               D                            6050            16.07
-----------------------------------------------------------------------------------------
         11/05/97  COG               D                            1650            15.94
-----------------------------------------------------------------------------------------
         11/05/97  COGI              D                            2750            16.01
-----------------------------------------------------------------------------------------
         11/05/97  COGI              D                             750            15.86
-----------------------------------------------------------------------------------------
         11/05/97  PAL*              D                            1500            15.87
-----------------------------------------------------------------------------------------
         11/05/97  PAL*              D                             550            15.99
-----------------------------------------------------------------------------------------
         11/05/97  PAL*              D                             150            15.78
-----------------------------------------------------------------------------------------
         11/05/97  QUE               D                            5500            16.01
-----------------------------------------------------------------------------------------
         11/14/97  PAL*              D                           14500            14.17
-----------------------------------------------------------------------------------------
         11/14/97  PAL*              D                            4700            14.17
-----------------------------------------------------------------------------------------
         11/14/97  PAL*              D                            5384            14.17
-----------------------------------------------------------------------------------------
         11/14/97  QUE               D                           60000             14.2
-----------------------------------------------------------------------------------------
         11/14/97  QUE               D                           10000             14.2
-----------------------------------------------------------------------------------------
         11/14/97  QUE               D                            6200             14.2
-----------------------------------------------------------------------------------------
         11/14/97  QUE               D                           18800            14.17
-----------------------------------------------------------------------------------------
         11/14/97  QUE               D                           23800             14.2
-----------------------------------------------------------------------------------------
         11/17/97  CEF               D                           10000            14.62
-----------------------------------------------------------------------------------------
         11/17/97  CELP              D                           10000            14.62
-----------------------------------------------------------------------------------------
         11/17/97  QUE               D                            5000            14.62
-----------------------------------------------------------------------------------------
         11/18/97  CEF               D                           42000            14.54
-----------------------------------------------------------------------------------------
         11/18/97  CELP              D                           41000            14.54
-----------------------------------------------------------------------------------------
         11/18/97  COGI              D                            6000            14.59
-----------------------------------------------------------------------------------------
         11/18/97  QUE               D                           11000            14.54
-----------------------------------------------------------------------------------------
         11/19/97  CEF               D                           21800            14.14
-----------------------------------------------------------------------------------------
         11/19/97  CEF               D                            8400            14.19
-----------------------------------------------------------------------------------------
         11/19/97  CEF               D                            9700            14.14
-----------------------------------------------------------------------------------------
         11/19/97  CELP              D                           11600            14.14
-----------------------------------------------------------------------------------------
         11/19/97  CELP              D                            8200            14.19
-----------------------------------------------------------------------------------------
         11/19/97  CELP              D                           10900            14.14
-----------------------------------------------------------------------------------------
         11/19/97  CELP              D                            7100            14.14
-----------------------------------------------------------------------------------------
         11/19/97  CELP              D                            1100            14.14
-----------------------------------------------------------------------------------------
         11/19/97  COGI              D                            1200            14.25
-----------------------------------------------------------------------------------------
         11/19/97  COGI              D                            4500            14.19
-----------------------------------------------------------------------------------------
         11/19/97  QUE               D                            2200            14.18
-----------------------------------------------------------------------------------------
         11/19/97  QUE               D                            8300            14.13
-----------------------------------------------------------------------------------------
         11/20/97  CEF               D                            9000             14.8
-----------------------------------------------------------------------------------------
         11/20/97  CEF               D                            4216             14.8
-----------------------------------------------------------------------------------------
         11/20/97  CEF               D                           12000             14.8


                                               Page 5 of 8 Pages



-----------------------------------------------------------------------------------------
         11/20/97  CEF               D                           13450             14.8
-----------------------------------------------------------------------------------------
         11/20/97  CEF               D                             500             14.8
-----------------------------------------------------------------------------------------
         11/20/97  CEF               D                            3000             14.8
-----------------------------------------------------------------------------------------
         11/20/97  CEF               D                           22900             14.8
-----------------------------------------------------------------------------------------
         11/20/97  CEF               D                            8000             14.8
-----------------------------------------------------------------------------------------
         11/20/97  CEF               D                           10934             14.8
-----------------------------------------------------------------------------------------
         11/20/97  CELP              D                           17900             14.8
-----------------------------------------------------------------------------------------
         11/20/97  CELP              D                            6500             14.8
-----------------------------------------------------------------------------------------
         11/20/97  CELP              D                           57600             14.8
-----------------------------------------------------------------------------------------
         11/20/97  COGI              D                           12000            14.85
-----------------------------------------------------------------------------------------
         11/20/97  QUE               D                           22000             14.8
-----------------------------------------------------------------------------------------
         11/21/97  CEF               D                            1066            14.59
-----------------------------------------------------------------------------------------
         11/21/97  CEF               D                           11534            14.59
-----------------------------------------------------------------------------------------
         11/21/97  CELP              D                           12300            14.59
-----------------------------------------------------------------------------------------
         11/21/97  COGI              D                            1800            14.65
-----------------------------------------------------------------------------------------
         11/21/97  QUE               D                            3300            14.59
-----------------------------------------------------------------------------------------
         11/24/97  CEF               D                           10500            14.14
-----------------------------------------------------------------------------------------
         11/24/97  CELP              D                           10200            14.14
-----------------------------------------------------------------------------------------
         11/24/97  COGI              D                            1500            14.19
-----------------------------------------------------------------------------------------
         11/24/97  QUE               D                            2800            14.13
-----------------------------------------------------------------------------------------
         11/25/97  CEF               D                            4066            13.69
-----------------------------------------------------------------------------------------
         11/25/97  CEF               D                           31500            13.47
-----------------------------------------------------------------------------------------
         11/25/97  CEF               D                           28600            13.47
-----------------------------------------------------------------------------------------
         11/25/97  CEF               D                            6534            13.69
-----------------------------------------------------------------------------------------
         11/25/97  CELP              D                           10200            13.69
-----------------------------------------------------------------------------------------
         11/25/97  CELP              D                            2100            13.47
-----------------------------------------------------------------------------------------
         11/25/97  COGI              D                            1500            13.75
-----------------------------------------------------------------------------------------
         11/25/97  COGI              D                            4500            13.52
-----------------------------------------------------------------------------------------
         11/25/97  QUE               D                            2100            13.68
-----------------------------------------------------------------------------------------
         11/25/97  QUE               D                             600            13.68
-----------------------------------------------------------------------------------------
         11/25/97  QUE               D                            8300            13.47
-----------------------------------------------------------------------------------------
         12/01/97  CEF               D                           23900            12.78
-----------------------------------------------------------------------------------------
         12/01/97  CELP              D                           23400            12.78
-----------------------------------------------------------------------------------------
         12/01/97  COGI              D                            3400            12.84
-----------------------------------------------------------------------------------------
         12/01/97  QUE               D                            6300            12.78
-----------------------------------------------------------------------------------------
         12/02/97  CELP              D                           40600            12.87
-----------------------------------------------------------------------------------------
         12/02/97  COG               D                           20200            12.92
-----------------------------------------------------------------------------------------
         12/02/97  QUE               D                            3500            12.86
-----------------------------------------------------------------------------------------
         12/02/97  QUE               D                            5800            12.86
-----------------------------------------------------------------------------------------
         12/02/97  QUE               D                            4900            12.86
-----------------------------------------------------------------------------------------
         12/03/97  CEF               D                           22000            13.38
-----------------------------------------------------------------------------------------
         12/03/97  CEF               D                            7966            13.38


                                               Page 6 of 8 Pages



-----------------------------------------------------------------------------------------
         12/03/97  CEF               D                            2234            13.38
-----------------------------------------------------------------------------------------
         12/03/97  CELP              D                           10400            13.38
-----------------------------------------------------------------------------------------
         12/03/97  CELP              D                           19000            13.38
-----------------------------------------------------------------------------------------
         12/03/97  COG               D                            9500            13.43
-----------------------------------------------------------------------------------------
         12/03/97  COGI              D                            2300            13.43
-----------------------------------------------------------------------------------------
         12/03/97  QUE               D                            8600            13.38
-----------------------------------------------------------------------------------------
         12/05/97  CEF               D                           18700            12.63
-----------------------------------------------------------------------------------------
         12/05/97  CELP              D                            2200            14.07
-----------------------------------------------------------------------------------------
         12/05/97  CELP              D                           23000            14.07
-----------------------------------------------------------------------------------------
         12/05/97  QUE               D                            4400            14.07
-----------------------------------------------------------------------------------------
         12/05/97  QUE               D                            1700            14.07
-----------------------------------------------------------------------------------------
         12/08/97  CEF               D                            3600             13.8
-----------------------------------------------------------------------------------------
         12/08/97  CELP              D                            2000             13.8
-----------------------------------------------------------------------------------------
         12/08/97  QUE               D                             600            13.78
-----------------------------------------------------------------------------------------
         12/09/97  CEF               D                            8700            13.36
-----------------------------------------------------------------------------------------
         12/09/97  CELP              D                            3000            13.36
-----------------------------------------------------------------------------------------
         12/09/97  QUE               D                            1300            13.35
-----------------------------------------------------------------------------------------
         12/10/97  CEF               D                            7000            13.54
-----------------------------------------------------------------------------------------
         12/10/97  CELP              D                           10000            13.54
-----------------------------------------------------------------------------------------
         12/10/97  QUE               D                            1600            13.53
-----------------------------------------------------------------------------------------
         12/11/97  CEF               D                            9034            12.62
-----------------------------------------------------------------------------------------
         12/11/97  CEF               D                           12966            12.62
-----------------------------------------------------------------------------------------
         12/12/97  CEF               D                            5966            12.19
-----------------------------------------------------------------------------------------
         12/12/97  CEF               D                           10000            12.29
-----------------------------------------------------------------------------------------
         12/12/97  CEF               D                           28834            12.29
-----------------------------------------------------------------------------------------
         12/12/97  CEF               D                            1166            12.29
-----------------------------------------------------------------------------------------
         12/12/97  CEF               D                            4234            12.19
-----------------------------------------------------------------------------------------
         12/12/97  CELP              D                           10800            12.19
-----------------------------------------------------------------------------------------
         12/12/97  QUE               D                            4000            12.19
-----------------------------------------------------------------------------------------

===============================================================================



*  "PAL" as used herein means Palamundo, LDC

                                               Page 7 of 8 Pages

Signatures

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: January 16, 1998


                                       CAMBRIDGE INVESTMENTS, LTD.


                                       By:/s/Jocelyn E. Weingart,
                                                  Vice President

                                               Page 8 of 8 Pages